EXHIBIT 99.1

OHA Investment Corporation Announces Third Quarter Financial Results and Presentation of New Investment Strategy

NEW YORK, Nov. 6, 2014 (GLOBE NEWSWIRE) -- OHA Investment Corporation (Nasdaq:OHAI) (the "Company") today announced its financial results for the third quarter of 2014. Oak Hill Advisors, L.P. became the Company's new investment advisor on September 30, 2014.

Management will present the Company's new investment strategy and future plans, along with a discussion of the quarterly results summarized below, on a webcast today at 11:00 a.m. Eastern Time.

Highlights for the quarter ended September 30, 2014:
Operating results:
Total investment income: $5.6 million, or $0.27 per share
Costs related to strategic alternatives review: $5.4 million, or $0.26 per share
Net investment loss: $2.8 million, or $0.14 per share
Net asset value: $167.2 million, or $8.11 per share
Quarterly dividends declared: $0.16 per share

Portfolio and investment activity:
New investments in portfolio securities during the quarter: $1.0 million
Realization of portfolio securities during the quarter: $11.4 million
Fair value of portfolio investments at September 30, 2014: $171.0 million
Weighted average yield on portfolio investments at September 30, 2014: 10.4% at cost; 11.3% at current fair value
Number of portfolio companies at September 30, 2014: 13

Operating Results

Investment income totaled $5.6 million for the third quarter of 2014, decreasing 7% compared to $6.0 million in the corresponding quarter of 2013. The decline in 2014 was primarily a result of a decrease in the size of our investment portfolio due to realizations in excess of new investments between the two periods. Our portfolio balance, on a cost basis, decreased from $227.8 million at September 30, 2013 to $186.5 million at September 30, 2014, primarily as a result of realizations in excess of new portfolio investments.

Operating expenses for the third quarter of 2014 were $8.3 million, an increase of $5.0 million, compared to operating expenses for the third quarter of 2013. The increase was primarily attributable to $5.4 million, or $0.26 per share, of costs related to our strategic alternatives review that resulted in the appointment of Oak Hill Advisors, L.P. as our new investment advisor.

The resulting net investment loss was $2.8 million, or $0.14 per share, for the third quarter of 2014, compared to $2.6 million of net investment income, or $0.13 per share, for the third quarter of 2013.

We recorded net realized and unrealized losses on investments totaling $3.3 million, or $0.16 per share, during the third quarter of 2014, compared to net realized and unrealized gains on investments totaling $2.4 million, or $0.12 per share, during the third quarter of 2013. Third quarter 2014 losses were primarily driven by a reduction in the fair value of our Senior Secured Term Loan and equity investment in Contour Highwall Holdings, LLC ("Contour"), by $3.9 million to an aggregate value of $7.5 million. We recorded this adjustment in value to reflect the current weak industry conditions in the highwall coal mining market, and their impact on Contour's operations, cash flows and underlying value of its assets.

Overall, we experienced a net decrease in net assets resulting from operations of $6.1 million for the third quarter of 2014. As a result, and after declaring dividends during the period of $0.16 per share, our net asset value decreased from $8.57 per share as of June 30, 2014 to $8.11 per share as of September 30, 2014.

Subsequent Portfolio Activity

On November 4, 2014, in connection with a refinancing, Nekoosa Coated Products Holdings, Inc. ("Nekoosa"), prepaid its Second Lien Term Loan in the amount of $18.4 million. This prepayment included a 2%, or $0.4 million, call premium, and we will record previously unamortized original issue discount of $0.3 million as additional interest income in the fourth quarter as a result of this prepayment. This investment was initiated in April 2013 and generated an internal rate of return of 19.6% and a return on investment of 1.3x.

Webcast at 11:00 a.m. Eastern Time on November 6, 2014

We invite all interested persons to participate in our webcast on Thursday, November 6, 2014 at 11:00 a.m. Eastern Time. The webcast will be accessible via the internet, on our Investor Relations page at www.ohainvestmentcorporation.com. The dial-in number for the call is (877) 303-7617. International callers can access the conference by dialing (760) 666-3609. Callers are encouraged to dial in at least 5-10 minutes prior to the call.

OHA INVESTMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	September 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Investments in portfolio securities at fair value
Control investments
(cost: $28,655 and $27,459, respectively)	$ 14,953	$ 24,218
Affiliate investments
(cost: $17,855 and $17,510, respectively)	16,970	17,043
Non-affiliate investments
(cost: $140,004 and $176,988, respectively)	139,033	170,110
Total portfolio investments
(cost: $186,514 and $221,957, respectively)	170,956	211,371
Investments in U.S. Treasury Bills at fair value
(cost: $30,610 and $46,000, respectively)	30,610	46,000
Total investments	201,566	257,371
Cash and cash equivalents	55,602	29,298
Accounts receivable and other current assets	881	464
Interest receivable	675	2,397
Prepaid assets	1,807	3,093
Total current assets	58,965	35,252
Total assets	$ 260,531	$ 292,623

Liabilities and net assets
Current liabilities
Accounts payable and accrued expenses	$ 1,718	$ 1,313
Management and incentive fees payable	1,254	1,387
Dividends payable	3,299	3,280
Income taxes payable	56	91
Short-term debt	30,000	45,000
Total current liabilities	36,327	51,071
Long-term debt	57,000	53,000
Total liabilities	93,327	104,071
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 20,616,422 and 20,499,188 shares issued and outstanding	21	20
Paid-in capital in excess of par	248,758	247,759
Undistributed net investment income (loss)	(9,843)	(583)
Undistributed net realized capital gain (loss)	(59,292)	(51,176)
Net unrealized appreciation (depreciation) on investments	(12,440)	(7,468)
Total net assets	167,204	188,552
Total liabilities and net assets	$ 260,531	$ 292,623
Net asset value per share	$ 8.11	$ 9.20

OHA INVESTMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Investment income
Interest income:
Control investments	$ 456	$ 546	$ 1,480	$ 1,439
Affiliate investments	630	513	1,700	4,568
Non-affiliate investments	3,414	3,896	10,510	12,356
Dividend income:
Non-affiliate investments	1,010	1,005	2,992	2,983
Royalty income, net of amortization:
Control investments	22	19	63	34
Non-affiliate investments	10	16	65	16
Other income (loss)	31	(29)	134	(14)
Total investment income	5,573	5,966	16,944	21,382
Operating expenses
Interest expense and bank fees	405	655	1,569	2,468
Management and incentive fees	1,254	1,405	3,906	4,602
Costs related to strategic alternatives review	5,352	--	6,017	--
Professional fees	210	271	777	830
Insurance expense	187	180	545	539
Other general and administrative expenses	936	811	3,476	2,478
Total operating expenses	8,344	3,322	16,290	10,917
Income tax provision, net	17	11	56	49
Net investment income (loss)	(2,788)	2,633	598	10,416
Net realized capital gain (loss) on investments
Control investments	--	--	(325)	(464)
Affiliate investments	--	--	95	(250)
Non-affiliate investments	962	--	(7,886)	1,550
Benefit (provision) for taxes on realized gain (loss)	--	(53)	--	(53)
Total net realized capital gain (loss) on investments	962	(53)	(8,116)	783
Net unrealized appreciation (depreciation) on investments
Control investments	(3,644)	(459)	(10,460)	(3,469)
Affiliate investments	666	189	(418)	270
Non-affiliate investments	(1,275)	2,741	5,906	(7,044)
Benefit (provision) for taxes on unrealized appreciation (depreciation) on investments	--	--	--	1
Total net unrealized appreciation (depreciation) on investments	(4,253)	2,471	(4,972)	(10,242)

Net increase (decrease) in net assets resulting from operations	$ (6,079)	$ 5,051	$ (12,490)	$ 957

Net increase (decrease) in net assets resulting from operations per common share	$ (0.30)	$ 0.25	$ (0.61)	$ 0.05

Dividends declared per common share	$ 0.16	$ 0.16	$ 0.48	$ 0.48
Weighted average shares outstanding - basic and diluted	20,500	20,499	20,500	20,764

OHA INVESTMENT CORPORATION
PER SHARE DATA
(Unaudited)

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
Per Share Data (1)	2014	2013	2014	2013

Net asset value, beginning of period	$ 8.57	$ 9.13	$ 9.20	$ 9.57

Net investment income (loss)	(0.14)	0.13	0.03	0.50
Net realized and unrealized gain (loss) on investments	(0.16)	0.12	(0.64)	(0.45)
Net increase (decrease) in net assets resulting from operations	(0.30)	0.25	(0.61)	0.05

Dividends declared	(0.16)	(0.16)	(0.48)	(0.48)
Other (2)	--	--	--	0.08

Net asset value, end of period	$ 8.11	$ 9.22	$ 8.11	$ 9.22

(1) Per Share Data is based on weighted average number of common shares outstanding for the period.
(2) Represents the impact of common stock repurchases.

About OHA Investment Corporation

OHA Investment Corporation (Nasdaq:OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in direct lending, having invested approximately $3 billion in nearly 100 direct lending investments over the past 12 years.

OHAI was formerly known as NGP Capital Resources Company prior to Oak Hill Advisors assuming the external manager role for the Company on September 30, 2014. OHAI has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940.

Forward-Looking Statements

This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in OHA Investment Corporation should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q, in our current reports on Form 8-K, and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ohainvestmentcorporation.com. Prospective investors should read such materials carefully before investing.

CONTACT: Bob Long, President & Chief Executive Officer
         Scott Biar, Interim Chief Financial Officer
         & Chief Compliance Officer
         OHAICInvestorRelations@oakhilladvisors.com

         For media inquiries, contact Kekst and Company, (212) 521-4800
         Jeremy Fielding - Jeremy-Fielding@kekst.com
         James David - James-David@kekst.com